Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2019

  Net income of $41.3 million, or $0.19 per diluted share, for the second quarter of 2019, compared to $43.3 million, or $0.20 per diluted share, for the first quarter of 2019.
  On a non-GAAP basis, adjusted net income for the second quarter of 2019 increased by $3.8 million to $40.8 million, or $0.18 per diluted share (which excludes the effect of events that are discussed in the Special Items section below and consist of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $37.0 million for the first quarter of 2019, or $0.17 per diluted share.
  Income before income taxes of $59.3 million for the second quarter of 2019, compared to $60.9 million for the first quarter of 2019.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $71.0 million for the second quarter of 2019, compared to $70.4 million for the first quarter of 2019.
  Net interest income increased by $2.3 million to $142.5 million for the second quarter of 2019, compared to $140.2 million for the first quarter of 2019, primarily due to the growth in the average volume of consumer and commercial performing loan portfolios.
  Net interest margin was 4.90% for the second quarter of 2019, relatively flat compared to 4.92% for the first quarter of 2019.
  Provision for loan and lease losses increased by $0.7 million to $12.5 million for the second quarter of 2019, compared to $11.8 million for the first quarter of 2019.
  Non-interest income decreased by $0.3 million to $22.2 million for the second quarter of 2019 compared to $22.5 million for the first quarter of 2019, primarily due to the effect in the first quarter of 2019 of seasonal insurance contingent commissions of $2.7 million, partially offset by higher revenues in the second quarter of 2019 from mortgage banking activities and an increase in fee-based income from credit and debit cards interchange fees.
  Non-interest expenses increased by $2.9 million to $92.9 million for the second quarter of 2019, compared to $90.0 million for the first quarter of 2019.
  Income tax expense of $18.0 million for the second quarter of 2019, compared to $17.6 million for the first quarter of 2019.
  Credit quality variances:
  Non-performing assets (“NPAs”) decreased in the quarter by $30.8 million, to $384.1 million as of June 30, 2019.
  Non-performing loan inflows amounted to $23.2 million in the second quarter of 2019, compared to inflows of $24.1 million in the first quarter of 2019.
  The annualized net charge-off rate was 1.07% for the second quarter of 2019, compared to 1.10% for the first quarter of 2019.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, decreased by $34.5 million to $7.6 billion as of June 30, 2019, reflecting decreases of $21.8 million in the Virgin Islands and $18.8 million in Florida, partially offset by a $6.1 million increase in Puerto Rico.
  Brokered CDs increased in the quarter by $6.0 million to $515.7 million as of June 30, 2019.
  Government deposits increased in the quarter by $139.9 million to $1.0 billion as of June 30, 2019, reflecting an increase of $101.2 million in Puerto Rico, primarily related to an increase in the balance of transactional accounts of certain municipalities, and a $38.7 million increase in the Virgin Islands.
  Total loans increased in the quarter by $117.6 million to $9.1 billion as of June 30, 2019. The increase consisted of growth of $97.6 million in the consumer loan portfolio, primarily in auto loans, finance leases, personal loans, and credit card loans in Puerto Rico, and an increase of $75.1 million in commercial and construction loans, reflecting increases in all regions. These increases were partially offset by a decline of $55.1 million in residential mortgage loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $885.4 million in the second quarter of 2019, compared to $881.5 million in the first quarter of 2019. The increase consisted of a $19.7 million increase in consumer loan originations and a $10.9 million increase in residential mortgage loan originations, partially offset by a $26.6 million reduction in commercial and construction loan originations, primarily reflected in the Florida region.
  Total capital, common equity Tier 1 capital (“CET1”), Tier 1 capital, and leverage ratios of 24.25%, 20.63%, 21.03%, and 15.64%, respectively, as of June 30, 2019. The tangible common equity ratio was 16.64% as of June 30, 2019.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 23, 2019--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $41.3 million, or $0.19 per diluted share, for the second quarter of 2019, compared to $43.3 million, or $0.20 per diluted share, for the first quarter of 2019, and $31.0 million, or $0.14 per diluted share, for the second quarter of 2018.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We reported another strong quarter of core earnings with net income of $41.3 million or $0.19 per share. Pre-tax, pre-provision income reached another record level at $71 million this quarter. Franchise metrics continue to move in a positive direction. Our loan portfolio grew $118 million, representing our fourth consecutive quarter of loan growth. On a year-over-year basis the loan portfolio has grown over $425 million, almost 5%, reflecting a 19% increase in the consumer portfolio, a 7% increase in the commercial and construction portfolio, and a decrease in the residential loan portfolio of approximately 5%, consistent with previously mentioned strategies. Origination activity was healthy at $885 million and the pipeline for the remainder of the year continues to be strong.

We continue achieving organic reductions in NPAs with a $31 million reduction during the quarter, a 7% decrease which resulted in a ratio of NPAs to asset of 3.06%. Year-over-year we have reduced our NPAs by $237 million, or 38%. We have achieved this through organic reductions with minimal impact on our earnings. Inflows to NPAs for the quarter declined and credit quality improved in almost every asset class.

Our capital continues to grow with tangible book value now at $9.57 per share and our common equity tier 1 capital ratio is 20.6%. Our organization is poised for growth and our teams are well prepared for executing on opportunities within our markets.”

SPECIAL ITEMS

The financial results for the second and first quarters of 2019 and the second quarter of 2018 include the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended June 30, 2019

- A $0.8 million ($0.5 million after-tax) benefit resulting from hurricane-related insurance recoveries related to impairments, repairs and maintenance costs incurred on facilities in the British Virgin Islands.

Quarter ended March 31, 2019

- A $6.4 million ($4.0 million after-tax) positive effect in earnings related to loan loss reserve releases resulting from revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer and commercial loans.

- A $2.3 million expense recovery related to an employee retention benefit payment (the “Benefit”) received by the Bank by virtue of the Disaster Tax Relief and Airport Extension Act of 2017, as amended (the “Act”). The Corporation recorded the Benefit as an offset to the employees’ compensation and benefits expenses recognized in the first quarter of 2019. See Non-interest expenses below for additional information.

Quarter ended June 30, 2018

- A $1.4 million ($0.9 million after-tax) positive effect in earnings related to a $2.1 million net loan loss reserve release resulting from revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to commercial loans, partially offset by $0.7 million of hurricane-related expenses recorded in the second quarter of 2018.

The following table reconciles for the second and first quarters of 2019 and the second quarter of 2018 the reported net income to adjusted net income and adjusted earnings per share, non-GAAP financial measures that exclude the Special Items identified above:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	June 30, 2019	March 31, 2019	June 30, 2018

Net income, as reported (GAAP)	$ 41,287	$ 43,314	$ 31,032
Adjustments:
Hurricane-related loan loss reserve release	-	(6,425)	(2,057)
Hurricane-related expenses	-	-	654
Benefit from hurricane-related insurance recoveries	(820)	-	-
Employee retention benefit - Disaster Tax Relief and Airport Extension Act of 2017	-	(2,317)	-
Income tax impact of adjustments (1)	308	2,409	547
Adjusted net income (Non-GAAP)	$ 40,775	$ 36,981	$ 30,176
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$ 40,106	$ 36,312	$ 29,507

Weighted-average diluted shares outstanding	$ 216,978	216,950	216,666

Earnings Per Share - diluted (GAAP)	$ 0.19	$ 0.20	$ 0.14

Adjusted Earnings Per Share - diluted (Non-GAAP)	$ 0.18	$ 0.17	$ 0.14

(1) See Basis of Presentation for the individual tax impact related to each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes amounted to $59.3 million for the second quarter of 2019, compared to $60.9 million for the first quarter of 2019. Adjusted pre-tax, pre-provision income amounted to $71.0 million for the second quarter of 2019, up $0.6 million from the first quarter of 2019. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018

Income before income taxes	$59,298	$60,932	$59,886	$48,655	$41,191
Add: Provision for loan and lease losses	12,534	11,820	7,649	11,524	19,536
(Less)/Add: Net (gain) loss on investments and impairments	-	-	84	-	-
Less: Employee retention benefit - Disasater Tax Relief
and Airport Extension Act of 2017	-	(2,317)	-	-	-
Less: Benefit from hurricane-related insurance recoveries	(820)	-	-	(478)	-
Add: Hurricane-related expenses	-	-	-	533	654
Adjusted pre-tax, pre-provision income (1)	$71,012	$70,435	$67,619	$60,234	$61,381

Change from most recent prior quarter (amount)	$577	$2,816	$7,385	$(1,147)	$651
Change from most recent prior quarter (percentage)	0.8%	4.2%	12.3%	-1.9%	1.1%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses and any gains or losses on sales of investment securities and impairments. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as the one-time employee retention benefit, and hurricane-related expenses and insurance recoveries reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. (See Basis of Presentation – Use of Non-GAAP Financial Measures - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Use of Non-GAAP Financial Measures - Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net Interest Income
Interest income - GAAP	$169,510	$166,472	$162,424	$157,492	$155,633
Unrealized loss (gain) on
derivative instruments	1	4	(22)	-	-
Interest income excluding valuations	169,511	166,476	162,402	157,492	155,633
Tax-equivalent adjustment	4,929	5,322	6,135	5,413	5,163
Interest income on a tax-equivalent basis and excluding valuations	$174,440	$171,798	$168,537	$162,905	$160,796

Interest expense - GAAP	26,964	26,291	24,726	24,971	25,162

Net interest income - GAAP	$142,546	$140,181	$137,698	$132,521	$130,471

Net interest income excluding valuations	$142,547	$140,185	$137,676	$132,521	$130,471

Net interest income on a tax-equivalent basis and excluding valuations	$147,476	$145,507	$143,811	$137,934	$135,634

Average Balances
Loans and leases	$9,035,618	$8,912,874	$8,761,306	$8,676,620	$8,693,347
Total securities, other short-term investments and interest-bearing cash balances	2,641,185	2,634,055	2,685,654	2,892,148	2,959,281
Average interest-earning assets	$11,676,803	$11,546,929	$11,446,960	$11,568,768	$11,652,628

Average interest-bearing liabilities	$7,714,393	$7,615,212	$7,654,622	$7,830,063	$8,054,865

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.82%	5.85%	5.63%	5.40%	5.36%
Average rate on interest-bearing liabilities - GAAP	1.40%	1.40%	1.28%	1.27%	1.25%
Net interest spread - GAAP	4.42%	4.45%	4.35%	4.13%	4.11%
Net interest margin - GAAP	4.90%	4.92%	4.77%	4.54%	4.49%

Average yield on interest-earning assets excluding valuations	5.82%	5.85%	5.63%	5.40%	5.36%
Average rate on interest-bearing liabilities excluding valuations	1.40%	1.40%	1.28%	1.27%	1.25%
Net interest spread excluding valuations	4.42%	4.45%	4.35%	4.13%	4.11%
Net interest margin excluding valuations	4.90%	4.92%	4.77%	4.54%	4.49%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.99%	6.03%	5.84%	5.59%	5.53%
Average rate on interest-bearing liabilities excluding valuations	1.40%	1.40%	1.28%	1.27%	1.25%
Net interest spread on a tax-equivalent basis and excluding valuations	4.59%	4.63%	4.56%	4.32%	4.28%
Net interest margin on a tax-equivalent basis and excluding valuations	5.07%	5.11%	4.99%	4.73%	4.67%

Net interest income amounted to $142.5 million for the second quarter of 2019, an increase of $2.3 million when compared to net interest income of $140.2 million for the first quarter of 2019. The increase in net interest income was mainly due to:

  A $2.7 million increase in interest income on consumer loans, primarily due to an increase of $78.6 million in the average balance of this portfolio and the effect of one additional day in the second quarter that resulted in an increase of approximately $0.3 million in interest income on consumer loans. The aggregate average balance of auto loans and finance leases grew by $58.7 million and the average balance of personal loans increased by $18.8 million.
  A $1.5 million increase in interest income on commercial and construction loans, primarily due to the growth in the balance of the performing commercial loan portfolio. The aggregate average balance of the commercial and construction loan portfolios increased by $91.4 million, net of the effect of reductions in non-performing commercial and construction loans. In addition, there was a $0.6 million increase in interest income on commercial and construction loans related to the effect of one additional day in the second quarter. These increases offset the adverse effect of approximately $0.4 million related to the downward repricing of variable rate commercial loans.
  A $0.6 million increase in interest income from interest-bearing cash balances, reflecting an increase of $100.5 million in the average balance, which consisted primarily of deposits maintained at the Federal Reserve Bank of New York.

Partially offset by:

  A $1.3 million decrease in interest income on investment securities, due to both a $0.7 million increase in the U.S. agency mortgage-backed securities (“MBS”) premium amortization expense resulting from higher prepayment rates, and the effect of a $93.1 million decrease in the average balance of U.S. agency bonds and MBS.
  A $0.7 million increase in interest expense, reflecting an increase of approximately $1.6 million in interest expense on interest-bearing deposits, primarily due to the effect of higher market interest rates in the average cost of retail and brokered CDs. This increase was partially offset by a $0.9 million decrease in interest expense on repurchase agreements, primarily due to the downward repricing of variable-rate repurchase agreements and the full-quarter effect of a $50.1 million short-term repurchase agreement repaid in the latter part of the first quarter.
  A $0.5 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $47.3 million in the average balance of this portfolio.

Net interest margin was 4.90%, relatively flat compared to 4.92% for the first quarter of 2019. The slight decrease was primarily related to the aforementioned increase in the premium amortization expense of U.S. agency MBS.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the second quarter of 2019 was $12.5 million, compared to $11.8 million for the first quarter of 2019. As mentioned above, a loan loss reserve release of approximately $6.4 million was recorded in the first quarter of 2019 in connection with revised estimates of the hurricane-related qualitative reserves for consumer and commercial and construction loans associated with the effects of Hurricanes Irma and Maria. The significant overall uncertainties that complicated management’s early assessments of hurricane-related credit losses have been largely addressed in the 18-month period since the hurricanes, and the hurricanes’ effect on credit quality is now reflected in the normal process for determining the allowance for loan losses and not through a separate hurricane-related qualitative reserve.

The $0.7 million increase in the provision for loan and lease losses, as compared to the 2019 first quarter provision, was driven by the following factors:

  A $3.4 million provision for commercial and construction loans in the second quarter of 2019, compared to a $5.0 million net loan loss reserve release in the first quarter of 2019. The variance of $8.4 million primarily reflects: (i) an adverse effect of approximately $3.4 million related to higher historical loss rates applied during the second quarter to the substandard commercial mortgage loan portfolio; and (ii) the effect in the first quarter of 2019 of a $3.4 million release associated with revised estimates of the hurricane-related qualitative reserve for commercial loans. These variances were partially offset by the effect in the first quarter of 2019 of a $2.1 million provision for a charge-off taken on the restructuring of a commercial mortgage loan in Puerto Rico and lower charges to specific reserves on impaired loans during the second quarter of 2019.

Partially offset by:

  A $6.1 million decrease in the provision for residential mortgage loans, mainly related to improvements in delinquency migration statistics and the adverse effect in the first quarter of updated appraisals of certain loans in process of foreclosure.
  A $1.6 million decrease in the provision for consumer loans, driven by a $2.6 million decrease in net charge-offs and lower historical loss rates reflected primarily in auto, finance leases, and credit card loan portfolios. These variances were partially offset by the effect in the first quarter of 2019 of a $3.0 million release associated with revised estimates of the hurricane-related qualitative reserve for consumer loans.

See Credit Quality – Allowance for Loan and Lease Losses below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income during the periods indicated:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2019	2019	2018	2018	2018

Service charges on deposit accounts	$5,887	$5,716	$5,666	$5,581	$5,344
Mortgage banking activities	4,395	3,627	3,677	4,551	4,835
Net gain (loss) on investments and impairments	-	-	(84)	-	-
Other operating income	11,941	13,200	11,272	8,391	10,293
Non-interest income	$22,223	$22,543	$20,531	$18,523	$20,472

Non-interest income amounted to $22.2 million for the second quarter of 2019, compared to $22.5 million for the first quarter of 2019. The $0.3 million decrease in non-interest income was primarily due to:

  A $2.2 million decrease in insurance income, primarily reflecting the effect in the first quarter of 2019 of seasonal contingent insurance commissions of $2.7 million, included as part of “Other operating income” in the table above.
  The effect in the first quarter of 2019 of a $0.2 million gain recorded on the sale of $4.8 million in nonaccrual commercial loans held for sale, included as part of “Other operating income” in the table above.

Partially offset by:

  A $0.8 million increase in revenues from mortgage banking activities, driven by a $1.1 million increase in gains from sales of residential mortgage loans. Total loans sold in the secondary market to U.S. government-sponsored agencies amounted to $97.6 million with a related net gain of $3.3 million, net of realized losses of $0.5 million on To-Be-Announced (“TBA”) hedges settled during the second quarter of 2019, compared to total loans sold in the secondary market of $77.3 million with a related net gain of $2.2 million, net of realized losses of $0.6 million on TBA hedges, for the first quarter of 2019.
  A $0.4 million increase in credit and debit cards interchange fee income due to higher transaction volumes, included as part of “Other operating income” in the table above.
  A $0.6 million gain from hurricane-related insurance proceeds, included as part of “Other operating income” in the table above.
  A $0.2 million increase in service charges on deposits, primarily related to an increase in the number of cash management transactions of commercial clients as well as an increase in overdraft and returned items transactions.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses during the periods indicated:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2019	2019	2018	2018	2018

Employees' compensation and benefits	$40,813	$39,296	$40,012	$39,243	$39,555
Occupancy and equipment	15,834	16,055	14,431	14,660	13,746
Deposit insurance premium	1,482	1,698	1,750	2,067	2,443
Other insurance and supervisory fees	547	1,170	996	1,143	1,258
Taxes, other than income taxes	3,737	3,820	3,680	3,534	3,637
Professional fees:
Collections, appraisals and other credit-related fees	1,946	1,717	2,106	2,150	1,650
Outsourcing technology services	5,798	5,520	5,610	5,215	5,127
Other professional fees	3,927	3,073	4,026	4,137	3,416
Credit and debit card processing expenses	3,820	4,154	4,096	4,147	3,766
Business promotion	3,940	3,706	4,356	3,860	4,016
Communications	1,714	1,752	1,666	1,642	1,582
Net loss on OREO operations	5,043	3,743	4,247	4,360	5,655
Other	4,336	4,268	3,718	4,707	4,365
Total	$92,937	$89,972	$90,694	$90,865	$90,216

Non-interest expenses amounted to $92.9 million in the second quarter of 2019, an increase of $2.9 million from $90.0 million in the first quarter of 2019. The $2.9 million increase in non-interest expenses was primarily due to:

  A $1.5 million increase in employees’ compensation and benefits expenses, reflecting the effect in the first quarter of 2019 of the $2.3 million expense recovery recorded in connection with the employee retention benefit available to employers affected by Hurricanes Irma and Maria by virtue of the Disaster Tax Relief and Airport Extension Act of 2017, as amended. In addition, there was a $0.4 million increase associated with one additional business day in the second quarter of 2019. These variances were partially offset by a decrease of approximately $1.4 million related to lower seasonal payroll taxes and bonus expenses, as compared to the first quarter of 2019.
  A $1.3 million increase in the net loss on other real estate owned (“OREO”) operations, primarily due to a $0.7 million increase in write-downs to the value of OREO properties, a $0.4 million increase in OREO-related operating expenses, primarily taxes, insurance and repairs expenses, and a $0.2 million decrease in income recognized from rental payments associated with income-producing properties.
  A $1.4 million increase in professional service fees, mainly due to a $0.7 million increase in consulting fees reflecting, among other things, an increase in costs incurred in efforts to support the implementation of new accounting standards and variances related to consultants’ support in technology-related matters. In addition, there was a $0.2 million increase in costs associated with appraisals and title-related matters, included as part of “Collections, appraisals and other credit-related fees” in the table above, and a $0.3 million increase in fees associated with outsourcing technology services.
  A $0.2 million increase in business promotion expenses, including an increase of $0.3 million in advertising, promotion, and marketing expenses, and a $0.2 million increase in costs associated with the credit card rewards program. These increases were partially offset by a $0.1 million decrease in sponsorship-related activities and a $0.1 million decrease in charitable contributions.

Partially offset by:

  A $0.2 million decrease in occupancy and equipment costs reflecting, among other things, the effect of hurricane-related insurance recoveries of $0.2 million related to repairs and maintenance costs incurred in prior periods on facilities affected by Hurricane Irma in the British Virgin Islands.
  A $0.3 million decrease in credit and debit card processing expenses, primarily related to a credit card network incentive payment received in the second quarter.
  A $0.6 million decrease related to the reversal of previously accrued amounts for local supervisory assessments, based on the most recent assessment bill, included as part of “Other insurance and supervisory fees” in the table above.
  A $0.2 million decrease in the FDIC insurance premium expense reflecting, among other things, the effect of improved earnings trends and higher liquidity levels.

INCOME TAXES

The Corporation recorded an income tax expense of $18.0 million for the second quarter of 2019, compared to $17.6 million for the first quarter of 2019.

The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, increased to 29% compared to the effective tax rate of 28% as of the end of the first quarter of 2019. The increase in the effective tax rate was primarily driven by a higher projected proportion of taxable to exempt income for the year. As of June 30, 2019, the Corporation had a deferred tax asset of $290.3 million (net of a valuation allowance of $92.8 million, including a valuation allowance of $60.0 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Nonaccrual loans held for investment:
Residential mortgage	$129,501	$132,049	$147,287	$156,685	$162,539
Commercial mortgage	77,495	93,192	109,536	117,397	142,614
Commercial and Industrial	21,327	22,507	30,382	34,551	76,887
Construction	6,936	7,700	8,362	9,071	14,148
Consumer and Finance leases	17,846	17,330	20,406	21,664	22,953
Total nonaccrual loans held for investment	253,105	272,778	315,973	339,368	419,141

OREO	118,081	129,716	131,402	135,218	143,355
Other repossessed property	5,744	5,032	3,576	3,992	4,271
Total non-performing assets, excluding nonaccrual loans held for sale	$376,930	$407,526	$450,951	$478,578	$566,767

Nonaccrual loans held for sale	7,144	7,381	16,111	44,177	54,546
Total non-performing assets, including nonaccrual loans held for sale (1)	$384,074	$414,907	$467,062	$522,755	$621,313

Past-due loans 90 days and still accruing (2)	$142,113	$148,625	$158,527	$165,432	$171,737
Nonaccrual loans held for investment to total loans held for investment	2.78%	3.03%	3.57%	3.89%	4.85%
Nonaccrual loans to total loans	2.85%	3.10%	3.73%	4.37%	5.43%
Non-performing assets, excluding nonaccrual loans held for sale,
to total assets, excluding nonaccrual loans held for sale	3.01%	3.29%	3.69%	3.93%	4.60%
Non-performing assets to total assets	3.06%	3.35%	3.81%	4.28%	5.02%

(1)	Purchased credit impaired ("PCI") loans of $141.7 million accounted for under Accounting Standards Codification ("ASC") 310-30 as of June 30, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.
(2)	Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2019 of approximately $27.0 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $30.8 million to $384.1 million as of June 30, 2019, compared to $414.9 million as of March 31, 2019. Total nonaccrual loans, including nonaccrual loans held for sale, decreased by $20.0 million to $260.2 million as of June 30, 2019, compared to $280.2 million as of March 31, 2019.

The decrease in non-performing assets was mainly due to:

- A charge-off of $11.4 million taken on a commercial mortgage loan in the Florida region with a previously-established specific reserve.

- Collections on nonaccrual commercial and construction loans of $4.3 million.

- A $2.5 million decrease in nonaccrual residential mortgage loans, driven by loans brought current, charge-offs, collections, and foreclosures that, in the aggregate, offset the inflows in the second quarter.

- An $11.6 million decrease in the OREO portfolio balance. The decrease was driven by sales of $14.1 million, and write-down adjustments to the OREO value of $5.4 million, partially offset by additions of $7.9 million.

  Inflows to nonaccrual loans held for investment were $23.2 million, a $0.9 million decrease compared to inflows of $24.1 million in the first quarter of 2019. Inflows to non-performing consumer loans were $10.6 million, a decrease of $1.4 million, compared to inflows of $12.0 million in the first quarter of 2019. Inflows to non-performing residential mortgage loans were $11.7 million in the second quarter of 2019, an increase of $0.2 million, compared to inflows of $11.5 million in the first quarter of 2019. Inflows to non-performing commercial and construction loans were $0.9 million in the second quarter of 2019, an increase of $0.2 million, compared to inflows of $0.7 million in the first quarter of 2019.

  Adversely classified commercial and construction loans, including loans held for sale, decreased by $27.3 million to $295.0 million as of June 30, 2019. The decrease was driven by charge-offs and collections.
  Total troubled debt restructuring (“TDR”) loans held for investment were $582.4 million as of June 30, 2019, down $7.4 million from March 31, 2019. Approximately $482.0 million of total TDR loans held for investment were in accrual status as of June 30, 2019. These figures exclude $61.8 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., FHA/VA loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $146.9 million as of June 30, 2019, an increase of $3.1 million compared to $143.8 million as of March 31, 2019. The variances by major portfolio categories were as follow:

- Commercial and construction loans in early delinquency decreased in the second quarter by $1.5 million to $6.1 million as of June 30, 2019.

- Residential mortgage loans in early delinquency increased in the second quarter by $0.4 million to $80.1 million as of June 30, 2019, and consumer loans in early delinquency increased in the second quarter by $4.3 million to $60.7 million as of June 30, 2019.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,	March 31,		December 31,		September 30,		June 30,
	2019	2019		2018		2018		2018

Allowance for loan and lease losses, beginning of period	$183,732	$196,362		$200,563		$222,035		$225,856
Provision for loan and lease losses	12,534	11,820	(1)	7,649	(2)	11,524	(3)	19,536	(4)
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,188)	(5,547)		(6,009)		(7,483)		(4,855)
Commercial mortgage	(11,598)	(2,272)		4,193		(9,559)		(3,859)
Commercial and Industrial	(83)	(5,216)		(168)		(2,115)		(3,734)
Construction	237	(166)		60		(2,178)		(680)
Consumer and finance leases	(8,623)	(11,249)		(9,926)		(11,661)		(10,229)
Net charge-offs	(24,255)	(24,450)		(11,850)		(32,996)		(23,357)
Allowance for loan and lease losses, end of period	$172,011	$183,732		$196,362		$200,563		$222,035

Allowance for loan and lease losses to period end total loans held for investment	1.89%	2.04%		2.22%		2.30%		2.57%
Net charge-offs (annualized) to average loans outstanding during the period	1.07%	1.10%		0.54%		1.52%		1.07%
Provision for loan and lease losses to net charge-offs during the period	0.52x	0.48x		0.65x		0.35x		0.84x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases
in the first quarter of 2019 and the fourth, third, and second quarters of 2018	0.52x	0.75x		1.13x		0.43x		0.92x

(1) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $2.8 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(4) Net of a $2.1 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 1.89% as of June 30, 2019, compared to 2.04% as of March 31, 2019. The decrease was primarily due to the aforementioned charge-off of $11.4 million taken on a commercial and industrial loan against a previously-established specific reserve. The ratio of the total allowance to nonaccrual loans held for investment was 67.96% as of June 30, 2019, compared to 67.36% as of March 31, 2019.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2019 and March 31, 2019, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of June 30, 2019
Impaired loans:
Principal balance of loans, net of charge-offs	$391,016	$293,675	$27,137	$711,828
Allowance for loan and lease losses	18,788	13,477	4,570	36,835
Allowance for loan and lease losses to principal balance	4.80%	4.59%	16.84%	5.17%

PCI loans:
Carrying value of PCI loans	138,367	3,339	-	141,706
Allowance for PCI loans	11,063	371	-	11,434
Allowance for PCI loans to carrying value	8.00%	11.11%	-	8.07%

Loans with general allowance:
Principal balance of loans	2,541,363	3,633,279	2,085,779	8,260,421
Allowance for loan and lease losses	18,433	57,195	48,114	123,742
Allowance for loan and lease losses to principal balance	0.73%	1.57%	2.31%	1.50%

Total loans held for investment:
Principal balance of loans	$3,070,746	$3,930,293	$2,112,916	$9,113,955
Allowance for loan and lease losses	48,284	71,043	52,684	172,011
Allowance for loan and lease losses to principal balance	1.57%	1.81%	2.49%	1.89%

As of March 31, 2019

Impaired loans:
Principal balance of loans, net of charge-offs	$393,735	$310,708	$28,428	$732,871
Allowance for loan and lease losses	20,753	25,022	4,779	50,554
Allowance for loan and lease losses to principal balance	5.27%	8.05%	16.81%	6.90%

PCI loans:
Carrying value of PCI loans	140,979	3,464	-	144,443
Allowance for PCI loans	10,954	400	-	11,354
Allowance for PCI loans to carrying value	7.77%	11.55%	-	7.86%

Loans with general allowance:
Principal balance of loans	2,591,848	3,540,790	1,986,864	8,119,502
Allowance for loan and lease losses	20,179	53,660	47,985	121,824
Allowance for loan and lease losses to principal balance	0.78%	1.52%	2.42%	1.50%

Total loans held for investment:
Principal balance of loans	$3,126,562	$3,854,962	$2,015,292	$8,996,816
Allowance for loan and lease losses	51,886	79,082	52,764	183,732
Allowance for loan and lease losses to principal balance	1.66%	2.05%	2.62%	2.04%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018

Residential mortgage	0.54%	0.71%	0.77%	0.95%	0.61%

Commercial mortgage	2.97%	0.59%	-1.10%	2.47%	0.98%

Commercial and Industrial	0.01%	0.96%	0.03%	0.42%	0.73%

Construction	-1.03%	0.78%	-0.22%	7.13%	2.25%

Consumer and finance leases	1.68%	2.27%	2.10%	2.57%	2.34%

Total loans	1.07%	1.10%	0.54%	1.52%	1.07%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $24.3 million for the second quarter of 2019, or an annualized 1.07% of average loans, compared to $24.5 million, or an annualized 1.10% of average loans, in the first quarter of 2019. The decrease of $0.2 million in net charge-offs was mainly related to:

  A $2.6 million decrease in consumer loan net charge-offs, primarily reflecting reductions in charge-offs taken on home equity lines of credit, auto loans and finance leases.
  A $1.4 million decrease in residential mortgage loan net charge-offs related to loans evaluated for impairment purposes based on delinquency and loan-to-value levels.

Partially offset by:

  A $3.8 million increase in commercial and construction loan net charge-offs, primarily due to the aforementioned $11.4 million charge-off taken on a commercial mortgage loan in Florida in the second quarter of 2019, partially offset by the effect in the first quarter of 2019 of charge-offs totaling $7.8 million taken on two commercial loans in Puerto Rico.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.5 billion as of June 30, 2019, up $160.4 million from March 31, 2019.

The increase was mainly due to:

  A $117.6 million increase in total loans. The increase consisted of a $101.1 million growth in the Puerto Rico region and a $19.9 million increase in the Florida region, partially offset by a decrease of $3.5 million in the Virgin Islands region. On a portfolio basis, the increase consisted of a $97.6 million growth in consumer loans, and a $75.1 million growth in commercial and construction loans, partially offset by a $55.1 million decrease in residential mortgage loans.

The increase in total loans in the Puerto Rico region consisted of a $102.2 million growth in consumer loans and a $49.1 million increase in commercial and construction loans, partially offset by a reduction of $50.2 million in residential mortgage loans. The increase in commercial and construction loans was mainly related to certain large originations in the second quarter, including the origination of three new floor plan lines of credit with an aggregate outstanding balance of $51.3 million as of the end of the second quarter, the refinancing of a commercial and industrial term loan that increased the balance of this commercial relationship by approximately $18.5 million, and an aggregate increase of $21.2 million in the outstanding balance of two revolving commercial lines of credit. These variances were partially offset by repayments that reduced the balance of four commercial and industrial loans by $34.3 million. The decrease in residential mortgage loans in Puerto Rico reflects the effect of collections, charge-offs and approximately $7.6 million of foreclosures recorded in the second quarter, which more than offset the volume of non-conforming residential mortgage loan originations maintained in the loans held for investment portfolio. Approximately 84% of the $99.0 million in residential mortgage loans originated in Puerto Rico during the second quarter of 2019 consisted of conforming loan originations and refinancings. The increase in consumer loans was driven by new loan originations.

The increase in total loans in the Florida region consisted of a $25.7 million growth in commercial and construction loans, despite the aforementioned charge-off of $11.4 million taken on a commercial mortgage loan, partially offset by reductions of $0.5 million in residential mortgage loans and $5.3 million in consumer loans.

The decrease in total loans in the Virgin Islands region primarily reflects a reduction of $4.5 million in residential mortgage loans, partially offset by increases of $0.6 million in consumer loans and $0.4 million in commercial and construction loans.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), increased by $3.9 million to $885.4 million in the second quarter of 2019, compared to $881.5 million in the first quarter of 2019. The increase primarily reflects seasonally higher residential and consumer loan originations compared to the first quarter.

Total loan originations in the Puerto Rico region increased by $66.7 million to $724.5 million in the second quarter of 2019, compared to $657.8 million in the first quarter of 2019. The increase in the Puerto Rico region consisted of increases of $39.9 million in commercial and construction loan originations, primarily related to floor plan lines of credit, $22.5 million in consumer loan originations, and $4.3 million in residential mortgage loan originations.

Total loan originations in the Florida region decreased by $53.0 million to $146.6 million in the second quarter of 2019, compared to $199.6 million in the first quarter of 2019. The decrease in the Florida region consisted of decreases of $55.7 million in commercial and construction loan originations and $3.0 million in consumer loan originations, partially offset by a $5.7 million increase in residential mortgage loan originations.

Total loan originations in the Virgin Islands region decreased by $9.7 million to $14.3 million in the second quarter of 2019, compared to $24.1 million in the first quarter of 2019. The decrease in the Virgin Islands region consisted of a $10.8 million decrease in commercial and construction loan originations, partially offset by increases of $0.9 million in residential mortgage loan originations and $0.2 million in consumer loan originations.

  A $150.7 million increase in cash and cash equivalents attributable, among other things, to proceeds from U.S agency bonds that matured or were called prior to maturity and prepayments of U.S. agency MBS that have not yet been reinvested, and increased cash balances tied to the increase in government deposits.
  An $11.7 million decrease in the allowance for loan and lease losses, driven by the aforementioned $11.4 million charge-off taken against a previously-established specific reserve.

Partially offset by:

  A $101.8 million decrease in investment securities mainly driven by prepayments of $48.7 million of U.S. agencies MBS and $57.9 million of U.S. agencies bonds that matured or were called prior to maturity, partially offset by a $17.5 million increase in the fair value of available-for-sale investment securities attributable to changes in market interest rates.
  A $15.6 million decrease in deferred tax assets, net.

Total liabilities were approximately $10.4 billion as of June 30, 2019, up $107.9 million from March 31, 2019.

The increase in total liabilities was mainly due to:

  A $139.9 million increase in government deposits, reflecting an increase of $101.2 million in the Puerto Rico region, primarily related to the increase in the balance of transactional accounts of certain municipalities, and a $38.7 million increase in the Virgin Islands region.
  A $6.0 million increase in brokered CDs, as new issuances amounted to $49.1 million with an all-in cost of 2.56%, partially offset by $43.2 million of maturing brokered CDs with an all-in cost of 1.61% that were paid off.

Partially offset by:

  A $34.5 million decrease in deposits, excluding brokered CDs and government deposits, reflecting decreases of $21.8 million in the Virgin Islands region and $18.8 million in the Florida region, partially offset by a $6.1 million increase in the Puerto Rico region.

Total stockholders’ equity amounted to $2.2 billion as of June 30, 2019, an increase of $52.5 million from March 31, 2019. The increase was mainly driven by the earnings generated in the second quarter and the $17.5 million increase in the fair value of available-for-sale investment securities recorded as part of “Other comprehensive income,” partially offset by common and preferred stock dividends declared in the second quarter of 2019 totaling $7.2 million.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 20.63%, 21.03%, 24.25% and 15.64%, respectively, as of June 30, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.44%, 20.84%, 24.10%, and 15.46%, respectively, as of March 31, 2019.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 19.09%, 22.48%, 23.74%, and 16.75%, respectively, as of June 30, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.91%, 22.35%, 23.61% and 16.59%, respectively, as of March 31, 2019.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 16.64% as of June 30, 2019, compared to 16.42% as of March 31, 2019.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Tangible Equity:
Total equity - GAAP	$2,152,976	$2,100,457	$2,044,704	$1,927,415	$1,901,679
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(4,659)	(5,180)	(5,702)	(6,276)	(6,851)
Core deposit intangible	(3,903)	(4,096)	(4,335)	(4,585)	(4,835)
Insurance customer relationship intangible	(546)	(584)	(622)	(661)	(699)

Tangible common equity	$2,079,666	$2,026,395	$1,969,843	$1,851,691	$1,825,092

Tangible Assets:
Total assets - GAAP	$12,537,196	$12,376,780	$12,243,561	$12,209,700	$12,384,862
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(4,659)	(5,180)	(5,702)	(6,276)	(6,851)
Core deposit intangible	(3,903)	(4,096)	(4,335)	(4,585)	(4,835)
Insurance customer relationship intangible	(546)	(584)	(622)	(661)	(699)

Tangible assets	$12,499,990	$12,338,822	$12,204,804	$12,170,080	$12,344,379

Common shares outstanding	217,328	217,332	217,235	217,241	217,185

Tangible common equity ratio	16.64%	16.42%	16.14%	15.22%	14.78%
Tangible book value per common share	$9.57	$9.32	$9.07	$8.52	$8.40

Exposure to Puerto Rico Government

As of June 30, 2019, the Corporation had $213.4 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $213.5 million as of March 31, 2019. Approximately $190.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. The Corporation’s total direct exposure to the Puerto Rico Government also includes a $14.2 million loan extended to an affiliate of a public corporation and obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.3 million as part of its available-for-sale investment securities portfolio (fair value of $7.0 million as of June 30, 2019).

The exposure to municipalities in Puerto Rico included $144.7 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of June 30, 2019, the Corporation had $785.4 million of public sector deposits in Puerto Rico, compared to $684.2 million as of March 31, 2019. Approximately 41% is from municipalities and municipal agencies in Puerto Rico and 59% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, July 23, 2019, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until July 23, 2020. A telephone replay will be available one hour after the end of the conference call through August 23, 2019 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10133157.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: changes in economic and business conditions, including those caused by past or future natural disasters, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve; the actual pace and magnitude of economic recovery in the Corporation’s service areas that were affected by Hurricanes Maria and Irma during 2017 compared to management’s current views on the economic recovery; uncertainty as to the timing of the receipt of disaster relief funds allocated to Puerto Rico; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA, which provides a court-supervised debt restructuring process similar to U.S. bankruptcy protection, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios and the effect of the current political environment in Puerto Rico; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will continue to provide approvals for receiving dividends from FirstBank, making payments of dividends on non-cumulative perpetual preferred stock and common stock, or payments on trust-preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to receive quarterly dividends from FirstBank since the second quarter of 2016, to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust-preferred securities since the second quarter of 2016, to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016, and to pay quarterly dividends on common stock since December 2018; a decrease in demand for the Corporation’s products and services, resulting in lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards, including the new credit loss accounting standard that is effective in 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the likely discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.3 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and address cyber-security incidents such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and has resulted in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions; the effect of changes in the interest rate scenario on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the hurricanes that affected the Corporation’s service areas in 2017. Adjusted pre-tax, pre-provision income, as defined by management, represents net income excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the second and first quarters of 2019, and the second quarter of 2018 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income for the second and first quarters of 2019 and, the second quarter of 2018 reflect the following exclusions:
  The $0.8 million total benefit recorded in the second quarter of 2019 resulting from hurricane-related insurance recoveries related to impairments, repairs and maintenance costs incurred on facilities affected by Hurricane Irma in the British Virgin Islands.
  Reserve releases of $6.4 million and $2.1 million recorded in the first quarter of 2019 and the second quarter of 2018, respectively, associated with the hurricane-related qualitative reserves.
  The $2.3 million expense recovery recognized in the first quarter of 2019 related to the employee retention benefit payment received by the Bank under the Disaster Tax Relief and Airport Extension Act of 2017, as amended.
  The exclusion of hurricane-related expenses of $0.7 million in the second quarter of 2018.
  The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:
  Tax expense of $0.3 million in the second quarter of 2019 related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5% for 2019).
  Tax expense of $2.4 million and $0.8 million in the first quarter of 2019 and second quarter of 2018, respectively, related to reserve releases associated with the hurricane-related qualitative reserve (calculated based on the statutory tax rate of 37.5% for 2019 and 39% for 2018).
  Tax benefit of $0.3 million in the second quarter of 2018 related to hurricane-related expenses (calculated based on the statutory tax rate of 39%).
  The employee retention benefit recognized in the first quarter of 2019 will not be treated as taxable income by virtue of the Disaster Tax Relief and Airport Extension Act of 2017.

Management believes that the presentation of adjusted net income enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles the ratio of the adjusted provision for loan and lease losses to net charge-offs for the first quarter of 2019, the second quarter of 2018, and the first six months of 2019 and 2018, excluding the hurricane-related qualitative reserve releases:

	Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Quarter Ended March 31, 2019		Quarter Ended June 30, 2018

(In thousands)	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)	$ 11,820	$ 24,450	$ 19,536	$ 23,357
Less Special items:
Hurrricane-related qualitative reserve release	6,425	-	2,057	-
Provision for loan and lease losses and net charge-offs, excluding special items (Non-GAAP)	$ 18,245	$ 24,450	$ 21,593	$ 23,357

Provision for loan and lease losses to net charge-offs (GAAP)	48.34%		83.64%
Provision for loan and lease losses to net charge-offs, excluding special items (Non-GAAP)	74.62%		92.45%

	Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Six-Month Period Ended June 30, 2019		Six-Month Period Ended June 30, 2018

(In thousands)	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)	$ 24,354	$ 48,705	$ 40,080	$ 49,888
Less Special items:
Hurrricane-related qualitative reserve release	6,425	-	8,464	-
Provision for loan and lease losses and net charge-offs, excluding special items (Non-GAAP)	$ 30,779	$ 48,705	$ 48,544	$ 49,888

Provision for loan and lease losses to net charge-offs (GAAP)	50.00%		80.34%
Provision for loan and lease losses to net charge-offs, excluding special items (Non-GAAP)	63.19%		97.31%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2019	2019	2018
ASSETS

Cash and due from banks	$642,440	$581,838	$578,613

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	97,553	7,437	7,290
Total money market investments	97,853	7,737	7,590

Investment securities available for sale, at fair value	1,803,688	1,905,230	1,942,568

Investment securities held to maturity, at amortized cost	144,672	144,673	144,815

Other equity securities	44,227	44,438	44,530

Total investment securities	1,992,587	2,094,341	2,131,913

Loans, net of allowance for loan and lease losses of $172,011
(March 31, 2019 - $183,732; December 31, 2018 - $196,362)	8,941,944	8,813,084	8,661,761
Loans held for sale, at lower of cost or market	33,630	33,175	43,186
Total loans, net	8,975,574	8,846,259	8,704,947

Premises and equipment, net	148,814	147,410	147,814
Other real estate owned	118,081	129,716	131,402
Accrued interest receivable on loans and investments	53,931	50,405	50,365
Deferred tax asset, net	290,326	305,963	319,851
Other assets	217,590	213,111	171,066
Total assets	$12,537,196	$12,376,780	$12,243,561

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,375,517	$2,494,787	$2,395,481
Interest-bearing deposits	6,806,664	6,576,047	6,599,233
Total deposits	9,182,181	9,070,834	8,994,714

Securities sold under agreements to repurchase	100,000	100,000	150,086
Advances from the Federal Home Loan Bank (FHLB)	740,000	740,000	740,000
Other borrowings	184,150	184,150	184,150
Accounts payable and other liabilities	177,889	181,339	129,907
Total liabilities	10,384,220	10,276,323	10,198,857

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 222,055,625 shares
(March 31, 2019 - 222,055,125 shares issued; December 31, 2018 - 221,789,509 shares issued)	22,205	22,205	22,179
Less: Treasury stock (at par value)	(472)	(472)	(455)

Common stock outstanding, 217,328,179 shares outstanding
(March 31, 2019 - 217,331,577 shares outstanding; December 31, 2018 - 217,235,140 shares outstanding)	21,733	21,733	21,724
Additional paid-in capital	939,769	938,801	939,674
Retained earnings	1,157,808	1,123,724	1,087,617
Accumulated other comprehensive loss	(2,438)	(19,905)	(40,415)
Total stockholders' equity	2,152,976	2,100,457	2,044,704
Total liabilities and stockholders' equity	$12,537,196	$12,376,780	$12,243,561

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2019	2019	2018	2019	2018

Net interest income:
Interest income	$169,510	$166,472	$155,633	$335,982	$305,051
Interest expense	26,964	26,291	25,162	53,255	49,887
Net interest income	142,546	140,181	130,471	282,727	255,164
Provision for loan and lease losses	12,534	11,820	19,536	24,354	40,080
Net interest income after provision for loan and lease losses	130,012	128,361	110,935	258,373	215,084

Non-interest income:
Service charges on deposit accounts	5,887	5,716	5,344	11,603	10,432
Mortgage banking activities	4,395	3,627	4,835	8,022	9,000
Net gain (loss) on investments and impairments	-	-	-	-	-
Gain on early extinguishment of debt	-	-	-	-	2,316
Other non-interest income	11,941	13,200	10,293	25,141	21,508
Total non-interest income	22,223	22,543	20,472	44,766	43,256

Non-interest expenses:
Employees' compensation and benefits	40,813	39,296	39,555	80,109	80,239
Occupancy and equipment	15,834	16,055	13,746	31,889	28,851
Business promotion	3,940	3,706	4,016	7,646	6,592
Professional fees	11,671	10,310	10,193	21,981	20,253
Taxes, other than income taxes	3,737	3,820	3,637	7,557	7,493
Insurance and supervisory fees	2,029	2,868	3,701	4,897	7,556
Net loss on other real estate owned operations	5,043	3,743	5,655	8,786	5,845
Other non-interest expenses	9,870	10,174	9,713	20,044	19,414
Total non-interest expenses	92,937	89,972	90,216	182,909	176,243

Income before income taxes	59,298	60,932	41,191	120,230	82,097
Income tax expense	(18,011)	(17,618)	(10,159)	(35,629)	(17,917)

Net income	$41,287	$43,314	$31,032	$84,601	$64,180

Net income attributable to common stockholders	$40,618	$42,645	$30,363	$83,263	$62,842

Earnings per common share:

Basic	$0.19	$0.20	$0.14	$0.38	$0.29
Diluted	$0.19	$0.20	$0.14	$0.38	$0.29

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Condensed Income Statements:
Total interest income	$169,510	$166,472	$155,633	$335,982	$305,051
Total interest expense	26,964	26,291	25,162	53,255	49,887
Net interest income	142,546	140,181	130,471	282,727	255,164
Provision for loan and lease losses	12,534	11,820	19,536	24,354	40,080
Non-interest income	22,223	22,543	20,472	44,766	43,256
Non-interest expenses	92,937	89,972	90,216	182,909	176,243
Income before income taxes	59,298	60,932	41,191	120,230	82,097
Income tax expense	(18,011)	(17,618)	(10,159)	(35,629)	(17,917)
Net income	41,287	43,314	31,032	84,601	64,180
Net income attributable to common stockholders	40,618	42,645	30,363	83,263	62,842

Per Common Share Results:
Net earnings per share - basic	$0.19	$0.20	$0.14	$0.38	$0.29
Net earnings per share - diluted	$0.19	$0.20	$0.14	$0.38	$0.29
Cash dividends declared	$0.03	$0.03	$-	$0.06	$-
Average shares outstanding	216,674	216,338	215,737	216,507	215,194
Average shares outstanding diluted	216,978	216,950	216,666	216,965	216,483
Book value per common share	$9.74	$9.50	$8.59	$9.74	$8.59
Tangible book value per common share (1)	$9.57	$9.32	$8.40	$9.57	$8.40

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.33	1.43	1.01	1.38	1.06
Interest Rate Spread (2)	4.59	4.63	4.28	4.61	4.25
Net Interest Margin (2)	5.07	5.11	4.67	5.09	4.62
Return on Average Total Equity	7.77	8.43	6.65	8.09	6.93
Return on Average Common Equity	7.90	8.58	6.78	8.23	7.07
Average Total Equity to Average Total Assets	17.12	16.97	15.17	17.05	15.24
Total capital	24.25	24.10	23.47	24.25	23.47
Common equity Tier 1 capital	20.63	20.44	19.73	20.63	19.73
Tier 1 capital	21.03	20.84	20.14	21.03	20.14
Leverage	15.64	15.46	14.35	15.64	14.35
Tangible common equity ratio (1)	16.64	16.42	14.78	16.64	14.78
Dividend payout ratio	16.00	15.22	-	15.60	-
Efficiency ratio (3)	56.40	55.29	59.77	55.85	59.06

Asset Quality:
Allowance for loan and lease losses to loans held for investment	1.89	2.04	2.57	1.89	2.57
Net charge-offs (annualized) to average loans	1.07	1.10	1.07	1.09	1.14
Provision for loan and lease losses to net charge-offs (4)	51.68	48.34	83.64	50.00	80.34
Non-performing assets to total assets	3.06	3.35	5.02	3.06	5.02
Nonaccrual loans held for investment to total loans held for investment	2.78	3.03	4.85	2.78	4.85
Allowance to total nonaccrual loans held for investment	67.96	67.36	52.97	67.96	52.97
Allowance to total nonaccrual loans held for investment,
excluding residential real estate loans	139.16	130.56	86.53	139.16	86.53

Other Information:
Common Stock Price: End of period	$11.04	$11.46	$7.65	$11.04	$7.65

1- Non-GAAP financial measure. See page 16 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussion in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the hurricane-related qualitative reserve releases was 74.62% and 92.45% for the quarters ended March 31, 2019, and June 30, 2018, respectively, and 63.19% and 97.31% for the six-month period ended June 30, 2019 and 2018, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2019	2019	2018	2019	2019	2018	2019	2019	2018

Interest-earning assets:
Money market & other short-term investments	$590,517	$490,045	$780,346	$3,440	$2,829	$3,387	2.34%	2.34%	1.74%
Government obligations (2)	720,106	765,250	822,416	7,254	7,476	7,103	4.04%	3.96%	3.46%
Mortgage-backed securities	1,285,812	1,333,752	1,313,082	10,316	11,897	10,825	3.22%	3.62%	3.31%
FHLB stock	41,720	41,930	40,812	657	696	656	6.32%	6.73%	6.45%
Other investments	3,030	3,078	2,625	7	6	2	0.93%	0.79%	0.31%
Total investments (3)	2,641,185	2,634,055	2,959,281	21,674	22,904	21,973	3.29%	3.53%	2.98%
Residential mortgage loans	3,075,037	3,122,372	3,195,633	41,350	41,819	42,842	5.39%	5.43%	5.38%
Construction loans	91,711	85,485	121,136	1,511	1,329	1,106	6.61%	6.31%	3.66%
C&I and commercial mortgage loans	3,809,702	3,724,486	3,627,829	54,693	53,282	48,349	5.76%	5.80%	5.35%
Finance leases	360,224	341,789	272,096	6,735	6,386	4,901	7.50%	7.58%	7.22%
Consumer loans	1,698,944	1,638,742	1,476,653	48,477	46,078	41,625	11.44%	11.40%	11.31%
Total loans (4) (5)	9,035,618	8,912,874	8,693,347	152,766	148,894	138,823	6.78%	6.78%	6.41%
Total interest-earning assets	$11,676,803	$11,546,929	$11,652,628	$174,440	$171,798	$160,796	5.99%	6.03%	5.53%

Interest-bearing liabilities:
Brokered CDs	$509,102	$523,258	$874,766	$2,782	$2,687	$3,865	2.19%	2.08%	1.77%
Other interest-bearing deposits	6,181,141	6,024,953	6,080,949	16,321	14,805	13,109	1.06%	1.00%	0.86%
Other borrowed funds	284,150	327,001	384,150	4,034	5,014	4,778	5.69%	6.22%	4.99%
FHLB advances	740,000	740,000	715,000	3,827	3,785	3,410	2.07%	2.07%	1.91%
Total interest-bearing liabilities	$7,714,393	$7,615,212	$8,054,865	$26,964	$26,291	$25,162	1.40%	1.40%	1.25%
Net interest income				$147,476	$145,507	$135,634
Interest rate spread							4.59%	4.63%	4.28%
Net interest margin							5.07%	5.11%	4.67%
1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% (39% for the quarter ended June 30, 2018)
and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $1.9 million, $2.1 million and $2.1 million for the quarters ended June 30, 2019, March 31, 2019, and June 30, 2018, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2019	2018	2019	2018	2019	2018

Interest-earning assets:
Money market & other short-term investments	$540,559	$699,854	$6,269	$5,643	2.34%	1.63%
Government obligations (2)	742,553	810,368	14,730	13,296	4.00%	3.31%
Mortgage-backed securities	1,309,650	1,286,756	22,213	21,450	3.42%	3.36%
FHLB stock	41,825	40,874	1,353	1,349	6.52%	6.66%
Other investments	3,054	2,670	13	4	0.86%	0.30%
Total investments (3)	2,637,641	2,840,522	44,578	41,742	3.41%	2.96%
Residential mortgage loans	3,098,574	3,210,984	83,169	86,192	5.41%	5.41%
Construction loans	88,615	119,996	2,840	2,028	6.46%	3.41%
C&I and commercial mortgage loans	3,767,329	3,657,985	107,975	93,538	5.78%	5.16%
Finance leases	351,058	266,140	13,121	9,561	7.54%	7.24%
Consumer loans	1,669,009	1,480,455	94,555	81,931	11.42%	11.16%
Total loans (4) (5)	8,974,585	8,735,560	301,660	273,250	6.78%	6.31%
Total interest-earning assets	$11,612,226	$11,576,082	$346,238	$314,992	6.01%	5.49%

Interest-bearing liabilities:
Brokered CDs	$516,141	$958,545	$5,469	$8,220	2.14%	1.73%
Other interest-bearing deposits	6,103,478	6,051,489	31,126	25,725	1.03%	0.86%
Other borrowed funds	305,457	399,235	9,048	9,160	5.97%	4.63%
FHLB advances	740,000	715,000	7,612	6,782	2.07%	1.91%
Total interest-bearing liabilities	$7,665,076	$8,124,269	$53,255	$49,887	1.40%	1.24%
Net interest income			$292,983	$265,105
Interest rate spread					4.61%	4.25%
Net interest margin					5.09%	4.62%
1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5 (39 % for the six-month period ended June 30, 2018)
and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliation.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $4.0 million and $3.9 million for the six-month periods ended June 30, 2019 and 2018, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2019	2019	2018	2019	2018

Service charges on deposit accounts	$5,887	$5,716	$5,344	$11,603	$10,432
Mortgage banking activities	4,395	3,627	4,835	8,022	9,000
Insurance income	2,025	4,250	1,780	6,275	5,135
Other operating income	9,916	8,950	8,513	18,866	16,373

Non-interest income before net gain (loss) on investments
and gain on early extinguishment of debt	22,223	22,543	20,472	44,766	40,940

Net gain on sale of investments	-	-	-	-	-
OTTI on debt securities	-	-	-	-	-
Net gain (loss) on investments	-	-	-	-	-

Gain on early extinguishment of debt	-	-	-	-	2,316
	$22,223	$22,543	$20,472	$44,766	$43,256

Table 5 - Non-Interest Expenses
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2019	2019	2018	2019	2018

Employees' compensation and benefits	$40,813	$39,296	$39,555	$80,109	$80,239
Occupancy and equipment	15,834	16,055	13,746	31,889	28,851
Deposit insurance premium	1,482	1,698	2,443	3,180	5,092
Other insurance and supervisory fees	547	1,170	1,258	1,717	2,464
Taxes, other than income taxes	3,737	3,820	3,637	7,557	7,493
Professional fees:
Collections, appraisals and other credit related fees	1,946	1,717	1,650	3,663	3,249
Outsourcing technology services	5,798	5,520	5,127	11,318	10,250
Other professional fees	3,927	3,073	3,416	7,000	6,754
Credit and debit card processing expenses	3,820	4,154	3,766	7,974	7,303
Business promotion	3,940	3,706	4,016	7,646	6,592
Communications	1,714	1,752	1,582	3,466	3,064
Net loss on OREO operations	5,043	3,743	5,655	8,786	5,845
Other	4,336	4,268	4,365	8,604	9,047
Total	$92,937	$89,972	$90,216	$182,909	$176,243

Table 6 - Selected Balance Sheet Data
(In thousands)	As of
	June 30,	March 31,	December 31,
	2019	2019	2018
Balance Sheet Data:
Loans, including loans held for sale	$9,147,585	$9,029,991	$8,901,309
Allowance for loan and lease losses	172,011	183,732	196,362
Money market and investment securities	2,090,440	2,102,078	2,139,503
Intangible assets	37,206	37,958	38,757
Deferred tax asset, net	290,326	305,963	319,851
Total assets	12,537,196	12,376,780	12,243,561
Deposits	9,182,181	9,070,834	8,994,714
Borrowings	1,024,150	1,024,150	1,074,236
Total preferred equity	36,104	36,104	36,104
Total common equity	2,119,310	2,084,258	2,049,015
Accumulated other comprehensive loss, net of tax	(2,438)	(19,905)	(40,415)
Total equity	2,152,976	2,100,457	2,044,704

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2019	2019	2018

Residential mortgage loans	$3,070,746	$3,126,562	$3,163,208

Commercial loans:
Construction loans	100,244	84,507	79,429
Commercial mortgage loans	1,550,364	1,558,724	1,522,662
Commercial and Industrial loans	2,279,685	2,211,731	2,148,111
Commercial loans	3,930,293	3,854,962	3,750,202

Finance leases	370,907	352,277	333,536

Consumer loans	1,742,009	1,663,015	1,611,177
Loans held for investment	9,113,955	8,996,816	8,858,123
Loans held for sale	33,630	33,175	43,186
Total loans	$9,147,585	$9,029,991	$8,901,309

Table 8 - Loan Portfolio by Geography
(In thousands)	As of June 30, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,235,828	$242,937	$591,981	$3,070,746

Commercial loans:
Construction loans	31,191	12,585	56,468	100,244
Commercial mortgage loans	1,031,597	70,131	448,636	1,550,364
Commercial and Industrial loans	1,416,447	107,789	755,449	2,279,685
Commercial loans	2,479,235	190,505	1,260,553	3,930,293

Finance leases	370,907	-	-	370,907

Consumer loans	1,643,248	48,233	50,528	1,742,009
Loans held for investment	6,729,218	481,675	1,903,062	9,113,955

Loans held for sale	32,092	311	1,227	33,630
Total loans	$6,761,310	$481,986	$1,904,289	$9,147,585

(In thousands)	As of March 31, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,285,978	$247,711	$592,873	$3,126,562

Commercial loans:
Construction loans	27,989	11,274	45,244	84,507
Commercial mortgage loans	1,041,914	71,912	444,898	1,558,724
Commercial and Industrial loans	1,360,013	106,969	744,749	2,211,731
Commercial loans	2,429,916	190,155	1,234,891	3,854,962

Finance leases	352,277	-	-	352,277

Consumer loans	1,559,633	47,584	55,798	1,663,015
Loans held for investment	6,627,804	485,450	1,883,562	8,996,816

Loans held for sale	32,363	-	812	33,175
Total loans	$6,660,167	$485,450	$1,884,374	$9,029,991

(In thousands)	As of December 31, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,313,230	$252,363	$597,615	$3,163,208

Commercial loans:
Construction loans	26,069	11,303	42,057	79,429
Commercial mortgage loans	1,014,023	74,585	434,054	1,522,662
Commercial and Industrial loans	1,351,661	95,900	700,550	2,148,111
Commercial loans	2,391,753	181,788	1,176,661	3,750,202

Finance leases	333,536	-	-	333,536

Consumer loans	1,505,720	46,838	58,619	1,611,177
Loans held for investment	6,544,239	480,989	1,832,895	8,858,123

Loans held for sale	41,794	199	1,193	43,186
Total loans	$6,586,033	$481,188	$1,834,088	$8,901,309

Table 9 - Non-Performing Assets

	As of
(Dollars in thousands)	June 30,	March 31,	December 31,
	2019	2019	2018
Nonaccrual loans held for investment:
Residential mortgage	$129,501	$132,049	$147,287
Commercial mortgage	77,495	93,192	109,536
Commercial and Industrial	21,327	22,507	30,382
Construction	6,936	7,700	8,362
Consumer and Finance leases	17,846	17,330	20,406
Total nonaccrual loans held for investment	253,105	272,778	315,973

OREO	118,081	129,716	131,402
Other repossessed property	5,744	5,032	3,576
Total non-performing assets, excluding nonaccrual loans held for sale	$376,930	$407,526	$450,951

Nonaccrual loans held for sale	7,144	7,381	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$384,074	$414,907	$467,062

Past-due loans 90 days and still accruing (2)	$142,113	$148,625	$158,527
Allowance for loan and lease losses	$172,011	$183,732	$196,362
Allowance to total nonaccrual loans held for investment	67.96%	67.36%	62.15%
Allowance to total nonaccrual loans held for investment, excluding residential real estate loans	139.16%	130.56%	116.41%

(1)	Purchased credit impaired loans of $141.7 million accounted for under ASC 310-30 as of June 30, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.
(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2019 of approximately $27.0 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10 - Non-Performing Assets by Geography
	As of
(In thousands)	June 30,	March 31,	December 31,
	2019	2019	2018
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$108,152	$111,666	$120,707
Commercial mortgage	26,535	29,778	44,925
Commercial and Industrial	17,709	18,452	26,005
Construction	4,857	5,597	6,220
Finance leases	994	1,009	1,329
Consumer	15,684	15,374	18,037
Total nonaccrual loans held for investment	173,931	181,876	217,223

OREO	111,990	121,914	124,124
Other repossessed property	5,560	4,926	3,357
Total non-performing assets, excluding nonaccrual loans held for sale	$291,481	$308,716	$344,704
Nonaccrual loans held for sale	7,144	7,381	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$298,625	$316,097	$360,815
Past-due loans 90 days and still accruing (2)	$140,099	$147,512	$153,269

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$11,178	$11,070	$12,106
Commercial mortgage	18,118	18,735	19,368
Commercial and Industrial	3,618	4,055	4,377
Construction	2,079	2,103	2,142
Consumer	426	545	710
Total nonaccrual loans held for investment	35,419	36,508	38,703

OREO	5,636	6,685	6,704
Other repossessed property	105	26	76
Total non-performing assets, excluding nonaccrual loans held for sale	$41,160	$43,219	$45,483
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$41,160	$43,219	$45,483
Past-due loans 90 days and still accruing	$2,014	$1,113	$5,258

United States:
Nonaccrual loans held for investment:
Residential mortgage	$10,171	$9,313	$14,474
Commercial mortgage	32,842	44,679	45,243
Construction	-	-	-
Consumer	742	402	330
Total nonaccrual loans held for investment	43,755	54,394	60,047

OREO	455	1,117	574
Other repossessed property	79	80	143
Total non-performing assets, excluding nonaccrual loans held for sale	$44,289	$55,591	$60,764
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$44,289	$55,591	$60,764
Past-due loans 90 days and still accruing	$-	$-	$-

(1)	Purchased credit impaired loans of $141.7 million accounted for under ASC 310-30 as of June 30, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.

(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2019 of approximately $27.0 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.
Table 11-Allowance for Loan and Lease Losses

	Quarter Ended					Six-Month Period Ended
(Dollars in thousands)	June 30,	March 31,		June 30,		June 30,		June 30,
	2019	2019		2018		2019		2018

Allowance for loan and lease losses, beginning of period	$183,732	$196,362		$225,856		$196,362		$231,843
Provision for loan and lease losses	12,534	11,820	(1)	19,536	(2)	24,354	(3)	40,080	(4)
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,188)	(5,547)		(4,855)		(9,735)		(7,891)
Commercial mortgage	(11,598)	(2,272)		(3,859)		(13,870)		(10,620)
Commercial and Industrial	(83)	(5,216)		(3,734)		(5,299)		(5,602)
Construction	237	(166)		(680)		71		(5,844)
Consumer and finance leases	(8,623)	(11,249)		(10,229)		(19,872)		(19,931)
Net charge-offs	(24,255)	(24,450)		(23,357)		(48,705)		(49,888)
Allowance for loan and lease losses, end of period	$172,011	$183,732		$222,035		$172,011		$222,035

Allowance for loan and lease losses to period end total loans held for investment	1.89%	2.04%		2.57%		1.89%		2.57%
Net charge-offs (annualized) to average loans outstanding during the period	1.07%	1.10%		1.07%		1.09%		1.14%
Provision for loan and lease losses to net charge-offs during the period	0.52x	0.48x		0.84x		0.50x		0.80x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the first quarter and
first six months of 2019, and the second quarter and first six-months of 2018	0.52x	0.75x		0.92x		0.63x		0.97x

(1) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $2.1 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(4) Net of an $8.5 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
Table 12 – Net Charge-Offs to Average Loan
	Six-Month Period Ended	Year Ended
	June 30, 2019	December 31,	December 31,	December 31,	December 31,
	(annualized)	2018	2017	2016	2015

Residential mortgage	0.63%	0.67%	0.79%	0.93%	0.55%

Commercial mortgage	1.79%	1.03%	2.42%	1.28%	3.12%

Commercial and Industrial	0.48%	0.38%	0.66%	1.11%	1.32%

Construction	-0.16%	6.75%	2.05%	1.02%	1.42%

Consumer and finance leases	1.97%	2.31%	2.12%	2.63%	2.85%

Total loans	1.09%	1.09%	1.33%	1.37%	1.68%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003